Exhibit (a)(28)

FOR IMMEDIATE RELEASE        INVESTOR:   DANIEL M. HEALY
                                         EXECUTIVE VICE PRESIDENT
                                         CHIEF FINANCIAL OFFICER
                                         631-844-1258

                             PRESS:      KEKST AND COMPANY
                                         ROBERT D. SIEGFRIED
                                         212-521-4832


                   NORTH FORK RESPONDS TO DIME STATEMENTS


MELVILLE, N.Y. - JULY 7, 2000 - (NYSE:NFB) In response to assertions that officials at Dime Bancorp, Inc. have told several of their shareholders today that North Fork Bancorporation, Inc. was given an opportunity to be involved in their process, but refused to sign a confidentiality agreement, John Adam Kanas, Chairman and Chief Executive Officer of North Fork said, "I can say unequivocally and without qualification that no one at North Fork or any of its advisors had any conversations with anyone at Dime or any of its advisors relating in any way to the subject of North Fork entering into a confidentiality/standstill agreement with Dime. Obviously, we would never have agreed to a standstill that would have impeded our exchange offer; however, it is categorically untrue that such an offer was ever made by Dime."

                                 * * * * *

Investors and security holders are advised to read North Fork's registration statement and tender offer statement with respect to its exchange offer for Dime common stock, North Fork's proxy statement with respect to North Fork's proposed solicitation of proxies from Dime stockholders in connection with Dime's 2000 annual meeting of stockholders, and any amendments or supplements to any of such documents (when they become available), because each of these documents contains, or will contain, important information. Investors and security holders may obtain a free copy of the exchange offer registration statement, the tender offer statement, the proxy statement, any amendments or supplements to any of such documents (when they become available), and any other documents filed by North Fork with the SEC, at the SEC's Internet web site at www.sec.gov. Each of these documents may also be obtained free of charge by overnight mail or direct electronic transmission by calling North Fork's information agent, D.F. King & Co., Inc. toll-free at 1-800-755-7250.